Exhibit 10.7

CONSTRUCTION CONTRACT TO

FOR THE CONSTRUCTION OF HOUSES AND PRIVATE URBANIZATION

PROJECT: VILLA ALEMANA

PRINCIPAL: INMOBILIARIA R5 SpA

In Viña del Mar, on August 20, 2022, appear Mr. ENRIQUE GALLEGUILLOS SMART, Chilean, single, lawyer, identity card number 16.099.127-5 on behalf of Mr. ANGELO ANTONIO BARBIERI BELLOLIO, Chilean, married and separated from property , businessman, identity card number 5.738.198-1, who acts for himself and on behalf of INMOBILIARIA R5 SpA, company of the line of business of his name, unique tax role in formation, both domiciled at Calle Limache number 1401, Viña del Mar, V Region, on the one hand, hereinafter also "THE PRINCIPAL" or "THE OWNER" or "R5", and on the other hand, company PREFABRICADOS TAMBILLOS SpA, Chilean joint-stock company, Rut Nº 76.954.728-2, domiciled for these effects on Route 43 Junction D421, Tambillos, Coquimbo Region, represented by Mr. LUIS ARRECHEA MIQUELARENA, Spanish, lawyer, married, national identity card number 24.907.131-5 hereinafter "PRETAM" or "THE CONSTRUCTION COMPANY" or "THE CONTRACTOR" ”, all appearing older of age who have accredited their identities with the indicated identity cards and express that they have agreed to the contract for the execution of real estate material work for a lump sum that consists of the following clauses:

FIRST: OBJECTIVE:

That the representative of the company INMOBILIARIA R5 SpA (company in formation), Mr. Ángelo Barbieri Bellolio, previously identified, is the sole and exclusive owner of the future work referred to in this contract and which will be carried out on his land located in the commune of Villa Alemana, Valparaíso Region. It is in the interest of the Owner, through the Real Estate company R5 SpA, to build a Mega Project, which would approximately imply the construction of 12,000 homes and a private urbanization that considers the construction of 4 strip centers and recreational areas.

The Owner entrusts to the Construction Company, duly represented, the Modeling study, the Structural Calculation, the Execution and Construction of the individualized work, of the MAJOR WORK, Finishes and Services to the entire agreement of the Owner, the Architect and the ITO; all this in the terms indicated in the Architecture plans and its Technical Specifications, prepared by the Architect Mr. Alvaro DeSoto A., whose proposal documents will be indicated and attached to this contract.

It is expressly stated that the contracted works include the price and term, as well as the other agreed obligations in relation to the complete construction of said works.

The parties declare that the modalities and conditions agreed in this contract have the characteristics of a lump sum construction contract.

SECOND: KNOWLEDGE OF THE PROJECT

All the obligations, characteristics or stipulations contained in the following documents are known and technically approved by the parties, which, duly signed by the parties, are attached to it, documents that are understood to form an integral part of this contract for all legal effects that may be necessary and, with respect to which, in case of discrepancy, the text of this contract will always be applied, preferentially and exclusively:

a) Safety and Industrial Hygiene Standard for Contractors and/or Suppliers of the company.

b) Specialty projects developed by: Architecture: Alvaro DeSoto Alcaíno Calculation: Engineer to be defined

Sanitary Inst.: Engineer or professional to be defined Electrical Inst.: Engineer or professional to be defined Heating Inst.: Engineer or professional to be defined

c) Respective Technical Specifications of each project.

d) Work Program or Gantt Chart provided by the Construction Company PRETAM SpA

e) Investment Program provided by the Construction Company, which establishes amounts for the Payment Statements and the percentage that each one of these represents with respect to the total price of the work.

f) Budget and Price Offer prepared by the Company PRETAM SpA, in this case "La Constructora". (In itemized and official forms delivered)

g) In general, all those documents that are part of the bidding process, if any, called by the owner and that are attached to this contract with the signature of the Principal and the Contractor.

THIRD: KNOWLEDGE OF THE LANDSCAPE

It is expressly stated that the Construction Company knows and accepts the location, topography, access roads and other geographical and technical characteristics of the land on which the works will be carried out. Likewise, the Construction Company declares that it has studied and is aware of all the information provided by the owner and verified the agreement between the plans and technical specifications, in such a way that the information provided is sufficient, complete and technically suitable for the execution of the works to referred to in this contract and that ignorance of these circumstances cannot be claimed to be exempted from compliance with it.

FOURTH: PRICE

The price to be received by the contractor is established as the Lump Sum of 13,704,000 Unidades de Fomento, plus the value of VAT, which includes all the works considered in this proposal, as indicated in Clause Two regarding the project and all the necessary elements for them.

The price mentioned in the previous section will have a lump sum character, and in general, a single and fixed price, except for the modifications introduced by the Owner in the project and endorsed by the ITO, which imply an increase or decrease in the work, and in what indicated in the next clause.

It is recorded that the quantifications and values that the budget and price offer provided by the Construction Company are the sole responsibility of the latter and that the errors, omissions or differences with reality that they acknowledge will not modify the value offered for the proposal. and that were contemplated in this clause, and must be assumed by the Contractor.

This contract is a general lump sum construction contract in which the Contractor provides all materials and equipment and also supplies labor and its direction, such as equipment, tools and freight necessary for the work.

The contractor may request a price increase from the Owner at each stage of the project, only with the latter's approval, and only when it is related to the price review in the following clause.

FIFTH: PRICE REVISION:

The parties declare that the modalities and conditions agreed upon in this Contract have the characteristics of a Lump Sum Construction Contract, at a single, fixed and total price, expressed in unidades de fomento, subject to review and variations that occur in the prices of those items of the budget indicated in the annexes of this Contract, which have been considered as Pro-Forma values, differences that will be charged or benefited by the Principal, as appropriate. Consequently, it will correspond to the Contractor to execute the entirety in each of the stages of the Works on the Land described in the first clause and in the corresponding annexes, as well as all the infrastructure services, terminations and specialties that are necessary so that once delivered to the full and total satisfaction of the Principal, allow their final reception by the Municipal Works Department of VILLA ALEMANA.

The foregoing implies that the price indicated in the previous clause is a referential and close estimate, which may be reviewable and variable, due to the circumstances and facts described above.

The price will also be reviewable and updatable in each of the stages indicated in the annexes and binding documents of this contract, considering the variables that could cause the decisions of administrative authorities of the State, in any of its forms, whether in subsidy issues state, or among others that depend on them, and the variations in the market price in real estate and construction issues.

That it is agreed to set as a price, the measure of the Unidad de Fomento of the State of Chile, but since this is a long-term project, the corresponding measure set by the State will be set if it undergoes any variation or change.

SIXTH: FORM OF PAYMENT:

That the Mega Project will be carried out in stages, so it is important to consider that the invoices that the Construction Company will issue will be for the price in relation to each of these stages, which will be reflected in the Gantt chart of the Mega Project . Therefore, each of the payments, made by the Owner, will be made according to the progress states, according to each phase, in the different stages of the Mega Project, which are mentioned below. It is so, that what is mentioned below, are not percentages for the total sum of the lump sum price, indicated in the previous clause, but, to the percentages, in relation in each of the stages of the Mega Project to agreed by the parties, reflected in the Work Program or Gantt Chart issued by the Construction Company.

PAYMENT Nº 1.- ADVANCE: The construction company will begin the engineering, modulation and formwork preparation works, and in turn will issue an Invoice for the equivalent of 10% + VAT, at the initiation of each of the stages of the Mega Project. The contractor must deliver to the principal, a registered promissory note in the name of Inmobiliaria R5 SpA, with a due date of 50 days from the date of the Invoice issued, for an amount equivalent to the amount of the Invoice, which the Principal undertakes to pay, within the following 10 business days, once received according to the Invoice and the Promissory Note.

The Promissory Note is a guarantee of good use of the Advance. From then on, the balance will be paid according to the completion of the following phases in each of the stages of the project mentioned below.

PAYMENT No. 2.- Once the Engineering has been approved by the Real Estate Agency, the reinforcing and concreting work of the different modules will begin. Once this Stage has begun, the Contractor must issue the second Invoice for the equivalent of 20% of the value of the work stage and must accompany a second Promissory Note for 10% of the total amount of the work stage, issued under the same conditions. than the first Promissory Note, with a maturity of 50 days from the date of the second Invoice, after verification by the Works Inspector that said works are under construction.

For the payment of the invoice, the ITO must send the Principal a brief report accompanied by some photos, via email. Once the ITO Report is received, accompanied by the corresponding Invoice and Promissory Note, the Principal must pay the Invoice within a maximum period of 10 business days, once all the documents have been received in accordance.

PAYMENT Nº 3.- The contractor must notify the ITO, so that the prefabricated pieces and modules can be reviewed in the Factory, which must be ready to be transported to the work site. Once all the modules of the different panels are unloaded in the work, the ITO must receive them and give their approval, so that Pretam proceeds to issue the third Invoice, for an amount equivalent to 40% of the total of the stage of the work, in which Pretam must deduct 10% of that amount, which will remain as Retention to be invoiced once the stage of the work is considered finished and received by the Owner, the Architect and the ITO.

All these payments will be considered as partial payments made by the Owner during the course of each stage of the work and will only have the character of advances granted to the Construction Company on account of the price of the work. In no case will these payments be considered as acceptance regarding the quantity or quality of the works executed.

PAYMENT Nº 4.- Pretam must issue the fourth Invoice, for an amount equivalent to 20% of the amount of the work stage, once the ITO has verified that the assembly stage is completed.

From this amount, Pretam must deduct 10% of that amount, which will remain as Retention to be invoiced once the work stage is completed.

PAYMENT Nº 5.- Once the ITO has reviewed the total assembly of the modules built by Pretam, the latter must notify the Owner, who will attend the work together with the Architect, to receive the stages of the commissioned works.

The last Payment will only be paid once the Provisional Acceptance of the stages of contracted works has been granted, and that they are in accordance with the Architects and the ITO.

If the stage of the work is finished and according to the plans and the good quality of the concrete finish offered by Pretam, Pretam may issue its fifth Invoice, for the amount of 10% of the amount of the stage of the work. , deducted from that amount the 10% corresponding to the last Withholding.

Once the invoice has been delivered through the ITO to the Principal, he must proceed to pay it within a maximum period of 10 business days.

OTHERS: The Contractor must submit to the ITO, each time the Invoice is issued, a Certificate from the local Labor Inspectorate, certifying that the Contractor has paid the Social Laws to its employees and that it does NOT have pending labor claims, regarding this work.

Without prejudice to other guarantees established in this contract, the owner will retain from payment No. 3, the equivalent of 10% of the value to be paid, as a guarantee of the correct execution of the works, and of the fulfillment of all the obligations of the contract, as well as the verification of the good state of conservation of the works during the guarantee period from the date of Provisional Acceptance of the Large Work of each one of the stages of the Mega Project.

This withholding will be returned to the contractor once the parties have signed the Definitive Acceptance Act of the Large Work of each of the stages of the Mega Project.

However, once the Provisional Acceptance Act has been completed in full compliance by the Owner Pretam may request the return of the Accumulated Withholdings from payments 3 to 5, prior delivery by the Construction Company of an Insurance Policy in favor of the Principal, irrevocable and unconditional, payable in Viña del Mar, or in another place to be defined. , taken at the Owner's order, for the net value of said withholding, maturing 180 days from the date of issuance of the Policy. This is independent of the guarantee that by Law establishes the guarantee of the PRETAM Construction Company for the structure of the Large Work, which is for a period of 10 years, from the signing of the Definitive Acceptance Act, signed by the parties, according to what the parties agree to, and according to Law No. 20,016.-

The Owner reserves the right to administratively deduct from any of the Payment Statements, provided that prior to its presentation, it notifies the Contractor in writing, any amount owed by the Contractor for fines, supplies, services rendered, damages caused to the property or to the personnel or assets of the Principal or by judicial requirements of the Welfare or Health Institutions, Labor Inspection or Contractor workers, fines for delay in compliance with the obligations and deadlines established in this contract, and in general, any amount derived from another concept. The deduction referred to in this paragraph may be challenged by the Contractor within 10 days from the receipt of the communication by the principal. Once this period expires, the deduction will be deemed approved by the Contractor. However, the parties agree that in the event that labor claims exist, the amounts corresponding to them may be guaranteed by the Contractor through bank guarantee slips.

SEVENTH: PERIOD FOR EXECUTION OF THE WORKS

The works will begin during the first half of 2023 and will be fully completed, as stipulated in this contract, within a period of 12 consecutive years. Which may be extended at the beginning or end by agreement between the parties.

If at the expiration of the indicated terms, without expression of extension, the works, total or partial, are unfinished, and without prejudice to the obligation to conclude them, the Construction Company will be subject to the sanctions and obligations established in this contract, and the applicable legal norms, and, in addition, to the payment of a fine that is established in the Eleventh Clause.

It will be understood that each one of the stages of the works of the Large Work, are completely finished when so accredited by the Works Inspector, certifying that 100% of them have been executed in accordance with the provisions of the plans and specifications mentioned above. , and when all the formalities indicated in this contract have been fulfilled, according to the twelfth clause.

EIGHTH: TECHNICAL INSPECTION

The owner will designate the Technical Works Inspector (ITO), who will represent her to monitor compliance with this contract, and will notify the Construction Company of the Instructions or opinions that she deems pertinent.

Without the following enumeration being limiting, the work of the Technical Inspection entrusted to the person indicated above, will include, among others, the following functions and attributions:

1. The interpretation of the contract in its technical aspects;

2. Verify that the supplies made by the contractor correspond to those indicated in the project and that their quality corresponds to the levels agreed in this contract.

3. Require the Contractor the background that testifies about compliance with labor, social security, tax and administrative obligations that are related to the execution of the works.

4. Supervise and supervise technically and in all aspects, the progress and quality of the works, faithfully complying with the project specifications;

5. Reject the use of those materials that do not meet the project specifications;

6. Order the repair or demolition of any defective work or that does not comply with what is indicated in the plans and specifications;

7. Review the progress status of the executed work and the Payment Statements and their attached documentation, verifying that the provisions of this contract are complied with.

8. Request from the Contractor at any time the information it deems necessary in order to keep the Owner informed of the progress of the work and compliance with its obligations.

The designated Site Inspector will be empowered at all times to stop the execution of the work, suspend the receipt of materials, or in general prevent any act that it deems incompatible with the proper fulfillment of the obligations arising from this contract, or with the strict compliance with the plans of Architecture, Structural Calculation, Specialties that are part of this contract.

The ITO must keep a Works Book, in triplicate, in the Work and under its protection, in which it will record its observations, instructions, records, decisions and most important details of the works. The Construction Company may note in it her observations or her disagreement with the notes made by the Site Inspector. The Construction Company and the Works Inspector must read the works book and must sign each annotation, as acknowledgment.

The Construction Company must install a small office with a table on the site and at its cost, in order to extend the plans for eventual work meetings of the Project Professionals.

The existence of a Technical Works Inspector will not prevent the Owner and/or the Architects from directly exercising all the functions included within the sphere of powers of said inspector, as well as any other that it deems conducive to the faithful and timely fulfillment of this contract.

NINTH: QUALITY OF THE WORKS

The Construction Company will be obliged to use new and top quality materials and to maintain quality control with respect to them.

The number of concrete test samples will be determined in accordance with current regulations. The cost of these quality controls will be the exclusive responsibility of Pretam, and the ITO will be in charge of demanding a copy of each sample, if it considers it so.

The calculation engineer author of the structural plans of the work, Engineer Mr. Julio Avalos, will be the only expert authorized to estimate, if the structural elements of Reinforced Concrete, in which the materials subjected to quality control are incorporated, can remain unchanged. They must either be reinforced or demolished. In the latter case, the cost of reinforcements for demolitions or reconstructions will be the exclusive responsibility of Constructora Pretam SpA.

TENTH: INSURANCE

Any damage that may affect the works, the materials or tools intended for them, or third parties, natural or legal, of private or public law, whether personal or patrimonial, that is generated due to the execution of this work, will be the sole and exclusive responsibility of the Construction Company, for which it will contract the following insurance:

a) Insurance on the work: The Pretam Construction Company undertakes to contract and until the end of the Gross Work and the delivery according to the Owner, an insurance policy that insures stages of the works and the materials or equipment incorporated into them and that cover the risks of fire, earthquake, ground concussion, terrorist acts and all other insurable risks. The value of the Policy will be at least 20% of the value of the work. The policy must contain an Automatic Renewal clause that allows to cover the entire period of construction of the works and until the Provisional Acceptance of the Large Work.

b) Civil Liability Insurance: In order to cover all risks of loss, damage to the owner, and property of third parties, subcontractors, materials, equipment and implements incorporated into the work, in its execution stage, whatever it may be. its cause, including force majeure, fortuitous event and the acts or culpable acts of the Contractor, of the personnel dependent on one or of third parties, in general, all the risks derived from the execution of the Large Work, from its initiation to its completion Ultimately, it is understood that they will be the sole responsibility of the Contractor, who undertakes to take out insurance that provides the corresponding compensation to those affected by any of the events indicated.

c) The contractor will keep this insurance of its charge and exclusive cost in force, while the execution of the works lasts and up to 21 days beyond its term.

d) The insurance will cover all risks for civil liability originated in damages to third parties and/or owners, including damages caused by vehicles, equipment, contractors, employees and workers of the insured who are under their responsibility. The insured amount defined in an annex to this contract at the time the works begin. The respective policies will be taken in a first-class company, previously approved by the owner, in favor of INMOBILIARIA R5 SpA as beneficiary and must include provisions in the sense that any modification of its terms must have the prior acceptance

ELEVENTH: LABOR, ASSIGNMENT OF RIGHTS, COORDINATION OF SPECIALTIES AND SUBCONTRACTS.

The Contractor will carry out the material works of this contract, with personnel who are under its exclusive subordination and dependency, and will be solely responsible to the specialty contractors that participate in it, which may only carry out the tasks expressly indicated in this contract. , not assisting the Owner any obligation of a labor, social security or any other nature with the workers of the Contractor or subcontractors.

Likewise, the Contractor undertakes to comply with all legal provisions on work accidents, as well as tax obligations, judicial withholdings and other social security and labor obligations, with respect to the personnel employed in the works subject to this contract.

Likewise, any amount that the Owner is obliged to pay judicially or extrajudicially by virtue of article 64 of the Labor Code, which establishes the subsidiary responsibility of the owner of the work with respect to the obligations that affect the contractors in favor of their workers, It may be solved directly by the Owner, deducting the amount that comes from the statements of payments, withholdings and guarantees that he keeps in his possession. For this purpose, the Contractor irrevocably authorizes the Owner to allocate the resources corresponding to the price of the Contract, guarantee funds and/or Withholdings, to pay the debts referred to in this clause, without prejudice to the right of the Contractor to find out the value of said fines by means of a sight voucher in the name of the Owner.

It is expressly established that the Construction Company may not assign, transfer or convey, in any way, totally or partially, this contract; Likewise, the Construction Company is prohibited from constituting pledges and other encumbrances that affect it, or the future payments or collections established in the contract, or on the assets destined for the work. Payment of the contract price will be made, in all its parts, exclusively to the representative of the Construction Company.

TWELFTH: PENALTIES FOR DELAY.

Failure to comply with the total deadlines stipulated in the sixth clause will cause the contractor to incur a fine for each semester of delay equivalent to 0.01% (zero point zero one percent) of the net contracted amount.

For the purposes of determining the established fine, delays incurred by the subcontractors for the installation of the panels and/or other eventual contractors, who have been hired by the Pretam SpA Construction Company, are considered included.

THIRTEENTH: COMPLETION OF THE WORK

Once the Gross Work of the Mega Project is finished, or each one of the stages of the Gross Work of the Mega Project, and the corresponding technical tests have been carried out and the Certificates requested by the Works Department of the I. Municipality of Villa Alemana have been obtained, the contractor will request the Provisional Acceptance of the Works from the Owner.

To proceed with Provisional Reception, the contractor must have obtained the Certificate mentioned in Article FIVE.

The Contractor will request the Provisional Acceptance in writing: to the Principal, to the ITO, to the Real Estate Manager, and to the Architects, by sending an email.

These must proceed to execute the Reception of the Gross Work entrusted and carry out the respective Provisional Acceptance Act, within a maximum period of 7 business days from the date of receipt of the letter or email sent by the Contractor.

If the works are in a state of being received, the ITO will draw up an Act in quadruplicate, which must be signed by the Principal, the Architect, the Technical Inspection and the Contractor.

The signing of this Provisional Acceptance Certificate by the Principal will not imply in any way, its final agreement, with respect to the work.

If there are no observations, the ITO and the Principal will proceed to establish that date as the period from which the guarantee period begins to apply by Pretam, according to Law 20,016, which sets a guarantee period for the structure of home for a period of 10 years.

In this case, the Principal will issue a certificate of Provisional Acceptance and proceed to return the Guarantee Insurance Policy for the faithful fulfillment of the Contract.

As of the granting of the Provisional Acceptance Certificate, the Principal may use or exploit the work and the obligation of the Contractor to repair or respond for all the defects presented by the execution of the work or the fulfillment of this contract will subsist, without any charge for the Principal.

If, on the contrary, the works are not in a state of being received, this will be left for written in the Act of Provisional Acceptance, all the defects appreciated, or of the documentation missing information, granting the Pretam Contractor a longer term to be defined between the parties, so that it can repair, at its sole expense, the observations detected.

Once the term has expired, a new Reception will be made in the manner set forth above.

If the term granted by the Principal has expired, the Contractor has not corrected all the observations and details, to the complete satisfaction of the Architect and/or the Principal, the latter will be free to hire a third party to carry out said works, with charge to the Payments and/or Guarantees and/or Withholdings of the Contractor; without prejudice to other sanctions contemplated in this Agreement.

The Contractor's letter announcing the completion of the works must be accompanied by a copy of the Labor Inspection Certificate indicating that there are no claims for payment of remunerations and legal impositions.

Provisional or final reception of the works will not release the Pretam Company from its responsibility for the works carried out in its capacity as their creator, in accordance with the provisions of article 2003 of the Civil Code and other pertinent legal provisions.

Pretam may request from the Principal the Definitive Acceptance of the work, as long as 190 calendar days have elapsed from the granting of the Provisional Acceptance, and in the event that there are no pending observations made by the Principal and/or the ITO.

Once these conditions are met, the Definitive Acceptance and final settlement of the contract price will be granted, and the respective settlements will be granted.

The existence of lawsuits or claims from third parties against the Owner, derived from the breach of its obligations by Pretam, may be grounds for suspension of the issuance of the Final Acceptance Certificate, without prejudice to the other rights of the Owner.

FOURTEENTH: EARLY TERMINATION OF THE CONTRACT

It is expressly stated that the total or partial breach of the obligations imposed by this contract on the Construction Company or its late or imperfect compliance, will give the principal the right to request its compliance or its resolution, in accordance with legal regulations, without prejudice of the fines or other sanctions established in the contract.

If the early termination of the construction contract occurs, for reasons attributable to Pretam, it will give rise to compensation in favor of the Principal, the amount of which will amount to 0.15% of the net price of the contract, without prejudice to Pretam's obligation to pay all the damages effectively suffered by the principal as a consequence of the late or imperfect breach of the obligation.

The Pretam Construction Company will pay, to the Principal, all the expenses that have as a direct and immediate cause the anticipated stoppage of the works, such as settlements, eviction of the workers, or liquidation of subcontracts, costs for additional Fees of the Architect or the ITO, all the foregoing, without prejudice to the Principal's right to demand compulsory performance of the contract, or of the other rights or compensation that they can exercise or collect in accordance with the general rules.

FIFTEENTH: FORCE MAJEURE AND/OR FORTUITOUS EVENT

The Principal may, at its sole discretion, terminate, ipso-facto and by operation of law, this Agreement, and must proceed to its early settlement in accordance with the following rules:

1. When due to causes of force majeure qualified by the Principal, the Work must be stopped for a period of more than 6 months. In this case, the Principal will give notice by certified letter to the Contractor with no less than fifteen days in advance, within which both parties will agree on the manner and conditions in which the Works will be halted and those whose continuation is essential will be carried out as decided. unilaterally the Principal. In the liquidation of the Contract, the Principal will pay the Contractor the pending Payment Statements that correspond to works carried out up to the date of stoppage, at the agreed prices and in accordance with a calculation made by mutual agreement and the expenses that correspond to liquidation of insurance and legal compensation for employees and workers, such as eviction and others. The Principal will receive and pay the Contractor for all existing materials in the Work and will also take charge of those whose purchase was compromised and cannot be rendered null and void. Finally, the Contractor will study with the specialty subcontractors the way to settle their respective Contracts, settlements that must be paid by the Principal to the Contractor. However, the Principal will not pay any compensation to the Contractor or any additional amount to those indicated, for any reason, but will return the withholdings and guarantees once the Contractor has delivered the paralyzed Work to the complete satisfaction of the Principal.

2. When the Contractor incurs in arrears or simple delay or failure to fully comply with the obligations arising from the Construction Contract, and especially for the following reasons:

(a) Delay of more than one month in the initiation of each of the stages of the Works, counted from the date of signing the land delivery certificate and the terms stipulated in the Work Schedule or Gantt Chart.

(b) When the physical progress of the Works, determined by the ITO, does not meet the following minimums, according to the Principal's estimation:

At 15% of the deadline: 10% complete

At 50% of the deadline: 35% complete

At 75% of the deadline: 60% complete

At 90% of the deadline: 80% complete

(c) For any interruption of the work without justified cause, for a period equal to or greater than 60 calendar days.

In the cases indicated in letters (a), (b) and (c) above, the Contract will terminate without the need for any prior notice or declaration, or any judicial, administrative or arbitration process or procedure of any kind, a fact that will be notified to the Contractor by the Principal by means of a certified letter sent to his address through a Notary Public. The Principal will only pay the Payment Statements and the materials that it decides to acquire, in accordance with what is indicated in paragraph 21.1, without prejudice to its right to make fully effective the guarantees constituted by the Contractor, in accordance with what is indicated in this Contract. . In this case, the value of the guarantees will be allocated to the payment of the damages that the non-compliance inflicts on the Owner, notwithstanding that the latter may prove and collect higher damages from the Contractor.

3. In cases of bankruptcy, notorious insolvency, judicial or extrajudicial agreement proposals or dissolution that affect the Contractor, in which case the provisions indicated in paragraph 21.2 above will apply.

4. in event that, once the Contract is signed and prior to the start of the Works, events occur that constitute a fortuitous event or force majeure, or unforeseen circumstances for the Principal at the time of contracting, which prevent it from persevering in the Contract in the terms stipulated in this instrument. In these cases, the Principal will notify the Contractor by certified letter of the fact that the Contract has been terminated. The Contractor, through his representative, expressly accepts that if this cause for early termination of the Contract is configured, he will not be entitled to collect the Contract Price or any compensation.

SIXTEENTH: PERMITS, EXPENSES AND TAXES

The costs of taxes and rights corresponding to the Municipal Building Permit, and the contributions, rights and Connections to the companies of water, electricity, gas or other public utility services affected by the works referred to in this contract, will be borne by the Principal.

SEVENTEENTH: FULFILLMENT OF GENERAL OBLIGATIONS OF THE CONTRACTOR

1) The Pretam Company undertakes to comply with the provisions of the General Construction and Urbanization Ordinance, the norms of the National Institute for Standardization and also any other administrative or especially municipal provision.

2) Pretam must provide all the necessary facilities for the simultaneous performance of other works or works that are the object of this contract, such as the installation of sanitary networks, electrical lines or other similar ones.

Owner could entrust to third parties during the execution of this contract and in the same property

3) The Pretam Contractor will be responsible for all the damages generated by the negligence of its personnel that affect the work, as well as those that occur in neighbors, to third parties, or also that are caused to other contractors directly hired by the Pretam Contractor. Principal. If, despite the precautions taken, such damages or losses occur during the completion of the Gross Work, Pretam is obliged to repair the damages caused and compensate the damages produced.

In the event that the Principal is sued and sentenced in court for the aforementioned causes, the Contractor must return the corresponding amounts; In any case, the Principal may retain in its possession the sums whose payment is owed to the Contractor until the amounts required are covered, or collect the Guarantees for the amount of said sums. Likewise, he may withhold from the Payments the amounts claimed by third parties.

4) During the execution of the different stages of the Large Work, Pretam must take care especially the exterior appearance of the Work, trying at all times that the image of the house under construction is the best possible. For this purpose, it must maintain provisional closures and take care of the appearance of the scaffolding and raise premiums and must permanently clean and remove from the work, any debris that could be produced in the work. At the end of the works, Pretam must clear and remove from the work, all construction equipment, surplus materials, provisional works, rubble or garbage of any kind, at its sole expense.

5) Notwithstanding what is indicated in this contract, Pretam undertakes to respect the General Urbanization and Construction Law, the General Construction Ordinance and Municipal Ordinances, being responsible for the culpable contravention of them, having to pay the fines in such case. that the authority imposed

6) The Contractor undertakes to use its best knowledge and tools in the development of the entrusted works, in accordance with good construction, engineering, construction and architecture practices and consider all the parameters that the specific designs require. Consequently, Pretam will use in the execution of this Contract, the Structural Calculation and the Construction of the Architecture, in accordance with all applicable laws and regulations, being responsible for its own methods, construction techniques and procedures for the good and efficient execution of the commissioned work.

7) The Contractor will be solely responsible for the quality, the work system and the performance that it is obliged to obtain by virtue of this instrument and this General Construction Contract.

8) The Contractor must instruct his personnel in general and specific matters of industrial safety and risk prevention regulations appropriate to the tasks that he must carry out.

9) Pretam must supply all inputs, materials, equipment and other elements, whether or not they are incorporated into the works, that are necessary until the completion of the construction of the Large Work, according to the Architecture plans, prepared by the Architect Alvaro DeSoto A. and supplied to it, under this contract, to the full and complete satisfaction of the Owner.

10) The parties agree that all the results of the physical and intellectual work carried out by the Contractor during the execution of this contract will be the property of the Owner and the Architect. For these purposes, the Pretam Company must, at the end of the work, deliver to the Architect and/or Owner, all background information related to this work.

EIGHTEENTH: CONSTRUCTION CONTRACT

All notarial expenses generated by the concept of the granting of this contract and notarization of documents attached to the contract, will be the responsibility and cost of the Principal.

NINETEENTH: ARBITRATION

The Contract contemplates mandatory arbitration, by virtue of which any and all differences, doubts or difficulties that arise between the Owner and the Contractor, due to or on the occasion of the General Construction Contract, annexed or complementary documents, validity, interpretation, application, compliance, non-compliance, execution, termination, resolution, nullity and any other matter, of any kind whatsoever, directly or indirectly related to them, including those relating to the jurisdiction of the arbitrator and the existence and validity of this commitment, will be resolved each once briefly and summarily, without trial, by a friendly Arbitrator Arbitrator, without further recourse. The parties will appoint a lawyer by mutual agreement as arbitrator. In the absence of an agreement, the designation of the Arbitrator will correspond to the Ordinary Justice of Viña del Mar, who must choose a member of the Arbitration Body of the Arbitration and Mediation Center of the Chamber of Commerce of Santiago A.G. It will be enough to prove the lack of agreement between the parties, the mere merit of the request for appointment of arbitrator that any of them presents to the ordinary courts. When the appointment of the arbitrator is made by the Ordinary Justice, the person nominated will have the character of Law Arbitrator. In any case, the arbitration expenses will be paid by the party that is defeated.

TWENTIETH: MODIFICATIONS

Any document or change of Specifications regarding the project that is part of this contract, will be agreed by both parties, after consulting the Architect author of the project. Modifications or increases in work will always be authorized in writing by the Owner and/or the ITO and stamped in the Works Book.

The changes agreed in accordance with this clause, whose total value does not exceed 25% of the price of the work, must be executed and valued at the same unit prices of the budget without the right to charge additional costs or modify the agreed term, unless that the modifications introduced affect the critical trajectory of the work, in which case a new term will be considered. In this case, the new price, calculated based on the Unit Prices of the proposal, will be charged by the percentages indicated in the Proposal for General Expenses when applicable and Profits.

Any change introduced unilaterally by Constructora Pretam SpA will be at its sole cost and responsibility, and the cost required to correct the works according to the original plans and specifications will be exclusively at its expense.

If by decision of the Principal the work to be carried out is reduced, the price to be paid for it must decrease proportionally, according to the m2 that the work is reduced. This decrease will only affect the Direct Cost of the Budget.

TWENTY-FIRST: INTELLECTUAL PROPERTY

The parties expressly state that all the Architecture plans, Specifications, provided by The Principal are their property and may not be used by Pretam in any other work. The records must be returned to the Principal and/or the Architect once the work is finished.

All information, calculation plans and Architecture designs provided by El Mandantea Pretam, or executed by Constructora Pretam, in relation to this work, will be considered confidential and will not be disclosed to third parties, reproduced or used by it.-

TWENTY-SECOND: LEGAL PERSONALITY

For all purposes of this Agreement, the parties establish and establish their domicile in the city of Viña del Mar.

The legal capacity of Enrique Galleguillos Smart on behalf of Angelo Antonio Barbieri Bellolio, and to represent INMOBILIARIA R5 SpA, consists of private power granted by the principal.

The legal status of Mr. Luis Arrechea Miquelarena to represent PREFABRICADOS TAMBILLOS SpA, consists of the public deed dated November 12, 2018, granted in the Coquimbo Notary of Mr. Mariano Torrealba Ziliani, and registered in the Registrar of Commerce of the Registrar of Coquimbo Real Estate on page 796 No. 378 year 2018.

TWENTY-THIRD: ADDRESS

The parties will establish domicile in the city of Viña del Mar for all legal purposes.

Viña del Mar, 20 de Agosto de 2022

ENRIQUE GALLEGUILLOS SMART en representación de ANGELO BARBIERI BELLOLIO, por sí, y en representación de INMOBILIARIA R5 SpA	PREFABRICADOS TAMBILLOS SpA

Sr. Enrique Galleguillos Smart C.I. 16.099.127-5
Sr. Ángelo Barbieri Bellolio C.I. 5.738.198-1	Sr. Luis Arrechea Miquelarena C.I. 24.907.131-5
RUT de Inmobiliaria R5 SpA en formación	RUT 76.807.317 - 1
P.P. Mandante	P.P.Contratista